UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 1, 2005


                               CALPINE CORPORATION
                            (A Delaware Corporation)

                        Commission file number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977

                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.03 -- CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On January 31, 2005, Calpine European Funding (Jersey) Limited (the "Issuer"), an indirect subsidiary of Calpine Corporation ("Calpine"), issued $260 million of its Redeemable Preferred Shares (the "Shares"). The Shares were sold in a private placement (i) to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and (ii) outside the United States to persons who are not U.S. persons in reliance on Regulation S under the Securities Act. All amounts in this report in $ or dollars are in U.S. dollars.

The Shares will pay a single dividend 180 days after issuance at the rate of six-month U.S. dollar LIBOR plus 850 basis points and will mature 180 days after issuance. The proceeds of the sale of the Shares were loaned to Calpine European Funding (Jersey) Holdings Limited ("Parent"), an indirect subsidiary of Calpine and an affiliate of the Issuer, pursuant to a senior intercompany loan between Issuer, as lender, and Parent, as borrower. Such proceeds were then, through loans on distributions, ultimately transferred to Calpine or certain of its subsidiaries and applied in accordance with Calpine's outstanding indentures. The Issuer/Parent intercompany loan is guaranteed by Calpine European Finance LLC and, on a limited recourse basis, by certain other affiliates of Parent and Issuer. Although the rights under the Shares are not secured, the intercompany loan between the Issuer and Parent is secured by the assets of Calpine European Finance LLC, including cash, intercompany loans and the share capital of Calpine Finance (Jersey) Limited but excluding certain assets prohibited by pre-existing intercompany loans and guarantees.


The Issuer is required to redeem Shares (i) tendered to it by holders of Shares following the occurrence of a change of control of the Issuer's indirect parent companies, Calpine European Finance LLC or Calpine (Jersey) Limited and (ii) to the extent it receives certain funds, including, subject to certain exceptions, payments of principal under the intercompany loan between it and Parent and the proceeds of certain debt issuances by the Issuer, and in certain circumstances by Calpine or its other subsidiaries, as specified in the Articles of Association of the Issuer. The Shares may also be redeemed in whole or in part at the Issuer's option at any time at the prices specified in the Articles of Association of the Issuer.

The Issuer is obligated under the terms of the Shares to comply with certain covenants, including restrictions on the incurrence of liens; the incurrence of debt; distributions on, and repurchase/redemptions of, certain junior securities; mergers, consolidations and asset sales; certain affiliate transactions; and amendments, waivers or transfers of the intercompany loan between the Issuer and Parent or the related guaranties. In addition, the Issuer must affirmatively enforce its rights under its intercompany loan to Parent and the related guaranties, and provide certain financial information to holders of Shares. The Issuer's Articles of Association further provide that upon the occurrence of certain voting rights trigger events, the holders of the Shares will have the right to elect the board of the Issuer. The voting rights trigger events include the failure to declare and pay dividends when due; failure to satisfy redemption provisions; cross defaults to the intercompany loans, loan guaranties and other indebtedness in excess of $5 million; breach of the Share covenants; continuing unenforceability or repudiation of the guaranties of the intercompany loans or any security with respect to the intercompany loans or the guaranties thereof; and certain insolvency events.



ITEM 8.01 -- OTHER EVENTS.


NEWS RELEASE
                                                        CONTACTS: (408) 995-5115
                                   Media Relations:  Katherine Potter, Ext. 1168
                                    Investor Relations:  Rick Barraza, Ext. 1125


                     Calpine Subsidiary Closes $260 Million
         Preferred Equity Offering Relating to its Saltend Energy Centre

     (SAN  JOSE,  Calif.)  /PR  Newswire - First  Call/  Feb.  1, 2005 - Calpine
Corporation's [NYSE:CPN] wholly owned subsidiary Calpine European Funding (Jersey) Limited received funding on its $260 million offering of Redeemable Preferred Shares, due on July 30, 2005. The Redeemable Preferred Shares were priced at U.S. LIBOR plus 850 basis points, offered at 99% of par.

     The proceeds from the offering of the Redeemable Preferred Shares will initially be loaned to a holding company, which indirectly owns Calpine's 1,200-megawatt Saltend cogeneration power plant located in Hull, Yorkshire, England. The net proceeds from this offering will ultimately be used as permitted by Calpine's existing bond indentures.

     The Redeemable Preferred Shares have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The Redeemable Preferred Shares were offered in a private placement in the United States under Regulation D under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements limit the extent of information that can be provided at this time.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CALPINE CORPORATION

                                  By:  /s/ Charles B. Clark, Jr.
                                       ------------------------------------
                                       Charles B. Clark, Jr.
                                       Senior Vice President and Controller
                                       Chief Accounting Officer

Date: February 3, 2005